UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERF Wireless, Inc.

(Exact name of registrant as specified in charter)

Nevada	76-0196431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2911 South Shore Blvd. Suite 100 League City, Texas	77573
(Address of principal executive offices)	(Zip Code)

ERF Wireless, Inc. 2013-A Stock Option Plan

(Full title of plan)

Dr. H. Dean Cubley

Chief Executive Officer

2911 South Shore Blvd. Suite 100

League City, Texas 77573

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas C. Pritchard

Brewer & Pritchard, P.C.

Three Riverway, Suite 1800

Houston, Texas 77056

Telephone: (713) 209-2950

Facsimile: (713) 659-5302

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock, par value $0.001(2)	1,000,000	$0.53(3)	$530,000(3)	$73.00
Total	1,000,000		$530,000	$73.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of ERF Wireless, Inc. which become issuable under the employee benefit plans described herein by reason of stock dividends, stock splits, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents shares available for future grants under the 2013-A Stock Option Plan.
(3)	Pursuant to Rule 457(c), the average of the high and low prices reported on the OTCBB within 5 business days prior to the date of filing the registration statement.

Explanatory Note

This registration statement (“Registration Statement”) registers shares of common stock, par value $0.001 per share (“Common Stock”), of ERF Wireless, Inc. (“Company,” “Registrant,” “us” or “our”) that may be issued and sold under the Company’s 2013-A Stock Option Plan (“Plan”).

This registration statement also includes a prospectus (which we refer to as a reoffer prospectus) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales of shares of our common stock acquired pursuant to the Plan, including those that may be deemed to be “control securities” and/or “restricted securities” under the Securities Act and the rules and regulations promulgated thereunder that have been acquired by certain of our officers and directors, who are the selling stockholders identified in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

The documents containing the information concerning our Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as reoffer prospectuses or reoffer prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a reoffer prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.     Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Clareen O’Quinn

2911 South Shore Blvd. Suite 100

League City, Texas 77573

(281) 538-2101

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Reoffer Prospectus

ERF Wireless, Inc.

1,000,000 Shares of Common Stock

(Par Value $0.001 per Share)

2013-A Stock Option Plan

This document relates to a maximum of 1,000,000 shares of the common stock, par value $0.001 (the “Common Stock”), of ERF Wireless, Inc., issuable to key employees, officers, directors, and consultants of the Company pursuant to awards granted under the Company’s 2013-A Stock Option Plan.

The Common Stock of the Company is listed for quotation on the Over-The-Counter Bulletin Board (“OTCBB”). The principal executive offices of the Company are located at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, and its telephone number is (281) 538-2101.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is May 13, 2013

TABLE OF CONTENTS

Forward Looking Information	2
Available Information	2
The Company	3
Summary of the Plan	4
Risk Factors	7
Selling Stockholders	19
Principal Stockholders	20
Incorporation of Certain Documents by Reference	21

You should rely only upon the information contained or incorporated by reference in this reoffer prospectus and the registration statement of which this reoffer prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this reoffer prospectus is accurate only as of the date on the front cover of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This reoffer prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

FORWARD-LOOKING INFORMATION

This reoffer prospectus may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this reoffer prospectus speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Important factors that could cause the Company’s actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this reoffer prospectus.

2

AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

This reoffer prospectus is part of a registration statement on Form S-8 that the Company has filed with the Commission. This reoffer prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules as permitted by the rules and regulations of the Commission. The registration statement, exhibits and schedules are available at the Commission’s public reference room or through its website.

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THE COMPANY

The issuer of the shares of common stock covered by this reoffer prospectus is ERF Wireless, Inc. The Company’s principal executive offices are located at 2911 South Shore Boulevard, Suite 100, League City, Texas 77573, and its telephone number is (281) 538-2101.

SUMMARY OF THE PLAN

General

The Board of Directors adopted the 2013-A Stock Option Plan (“Plan”) in April 2013. The Plan allows stock option grants, performance stock awards, restricted stock awards, and stock appreciation rights (“SAR”) as determined by the Committee.

As of the date of this reoffer prospectus, no shares of Common Stock were subject to existing options under the Plan, and 1,000,000 shares were available for future grants.

Certain highlights of the Plan are set forth below. The entire text of the Plan was filed with the Commission on the date hereof as an exhibit to the Company’s registration statement of Form S-8. The following description is qualified in its entirety by reference to the Plan.

General Administration of the Plan

The Plan will be administered by our Compensation Committee, or in the event no Compensation Committee has been formed, then it shall mean the entire Board of Directors.  The Committee will be authorized to grant to key employees and consultants of the Company awards in the form of stock options, stock appreciation rights, performance stock and shares of common stock.

It is intended that the Committee shall at all times be comprised solely of at least two members who are both “non-employee directors” as defined in Rule 16b-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” as defined as a member who satisfies Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that in the event two such directors are not available to serve in such roles, the failure to meet this requirement shall not affect the validity of any grants under this Plan.

The Committee has authority to amend awards and to accelerate vesting and/or exercisability of awards, provided that it cannot amend an outstanding option to reduce its exercise price or cancel an option and replace it with an option with a lower exercise price.

Eligibility

The Committee will select grantees from among the key employees, officers, directors and consultants of the Company and its subsidiaries.  The eligible participants will be those who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company.  No member of the Committee may receive any award under the Plan if to do so would cause the individual not be a “non-employee director” or “outside director.”  The Board of Directors may designate one or more individuals who shall not be eligible to receive any award under the Plan.

Shares Subject to the Plan

Subject to adjustment as described below, a maximum of 1,000,000 shares of Company common stock may be issued under the Plan.  If an award terminates or expires without shares of common stock being issued, then the shares that were subject to the award will again be available for grant.  The shares may be authorized and unissued shares or treasury shares.  In the event of a stock split, stock dividend, spin-off, or other relevant change affecting our common stock, the Committee shall make appropriate adjustments to the number of shares available for grants and to the number of shares and price under outstanding grants made before the event. Shares withheld in order to cover tax withholding obligations shall reduce the number of shares of common stock available for issuance under the Plan. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting, and make adjustments pursuant to the Plan. The maximum number of shares that may be covered by options or SARs (other than a substitution award) issued to an eligible person in any calendar year may not exceed 200,000 shares.

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Types of Awards Under the Plan

Stock Options

The Committee may grant awards in the form of options to purchase shares of the Company’s common stock.  With regard to each such option, the Committee will determine the number of shares subject to the option, the manner and time of the exercise of the option, and the exercise price per share of stock subject to the option; provided however, that the exercise price of any “Incentive Option” (as defined in the Plan) may not be less than the greater of (i) 100% of the fair market value of the shares of Company common stock on the date the option is granted, or (ii) the aggregate par value of the shares of stock on the date the option is granted.  In the case of any 10% shareholder, the price at which shares of stock may be purchased under an Incentive Option shall not be less than 110% of the fair market value of the stock on the date of grant.  The exercise price may, at the discretion of the Committee, be paid by a participant in cash, shares of Company common stock or a combination thereof.  The period of any option shall be determined by the Committee, but no Incentive Option may be exercised later than 10 years after the date of grant.  In the case of a 10% Stockholder, no Incentive Option shall be exercisable after the expiration of five years from the date of grant. The aggregate fair market value, determined at the date of grant of the Incentive Option, of Company common stock for which an Incentive Option is exercisable for the first time during any calendar year as to any participant shall not exceed the maximum limitation as provided in Section 422 of the Code.  Unless expressly provided for in the option grant, an option shall terminate three months after severance of employment, other than for death or severance for disability.  Upon death or severance for disability the option shall terminate on the earlier of the expiration date or six months after the death or disability.

Stock Appreciation Rights

The Plan also authorizes the Committee to grant SARs.  Upon exercising a SAR, the holder receives for each share with respect to which the SAR is exercised, an amount equal to the difference between the exercise price (which may not be less than the fair market value of such share on the date of grant unless otherwise determined by the Committee) and the fair market value of the Company common stock on the date of exercise.  At the Committee’s discretion, payment of such amount may be made in cash, shares of Company common stock or a combination thereof.  Each SAR granted will be evidenced by an agreement specifying the terms and conditions of the award, including the effect of termination of employment (by reason of death, disability, retirement or otherwise) on the exercisability of the SAR.  No SAR may have a term of greater than 10 years.  Unless expressly provided for in the SAR, a SAR shall terminate three months after severance of employment, other than for death or severance for disability.  Upon death or severance for disability the SAR shall terminate on the earlier of the expiration date or six months after the death or disability.

Reload Options

Under the Plan, the Committee may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. The Committee determines the terms, conditions, restrictions and limitations of the stock reload options, provided that any reload option (a) shall be for a number of shares equal to the number of shares surrendered as part or all of the exercise price of the original option; (b) shall have an expiration date which is the greater of (i) the same expiration date of the original option the exercise of which gave rise to the reload option or (ii) one year from the date of grant of the reload. Any reload option shall have an exercise price which is equal to one hundred percent (100%) of the fair market value of the common stock subject to the reload option on the date of exercise of the original option. A reload option which is an Incentive Option and which is granted to a 10% Stockholder shall have an exercise price which is equal to one hundred ten percent (110%) of the fair market value of the common stock subject to the reload option on the date of exercise of the original option and shall have a term which is no longer than five (5) years.

Common Stock

Under the Plan, the Committee may award restricted or unrestricted shares of the Company’s common stock to eligible persons from time to time and subject to certain restrictions as determined by the Committee.  The nature and extent of restrictions or vesting on such shares, the duration of such restrictions or vesting, and any circumstance which could cause the forfeiture of such shares shall be determined by the Committee.  The Committee will also determine the effect of the termination of employment of a recipient of shares of common stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions. The Committee may award shares of stock, without any cash payment for such shares or without any restrictions, to designated eligible persons for services rendered to the Company. The stock may be awarded at, above or below the fair market value on the date of grant. The designation of a stock award shall be made by the Committee in writing at any time after such eligible person has provided value to the Company (or within such period as permitted by IRS regulations). The Committee reserves the right to make adjustments in the amount of an award if in its discretion unforeseen events make such adjustment appropriate. The Company may award shares, without any cash payment for such shares without restrictions, to eligible persons for services rendered to the Company.

Performance Shares

The Plan permits the Committee to grant awards of performance shares to eligible persons from time to time.  These awards are contingent upon the achievement of certain performance goals established by the Committee.  The length of time over which performance will be measured, the performance goals, and the criteria to be used in determining whether and to what degree the goals have been attained will be determined by the Committee.  The Committee will also determine the effect of termination of employment of a grantee (by reason of death, retirement, disability or otherwise) during the performance period. No individual may receive performance stock awards in any calendar year covering more than 200,000 shares of common stock.

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Change in Control

In order to preserve the rights of participants in the event of a Corporate Transaction (as defined in the Plan), an unexercised option may be accelerated, at the discretion of the Board of Directors, so that they shall immediately prior to the specified effective date for the Corporate Transaction become 100% vested and exercisable; provided however, that any unexercised option shall not accelerate if and to the extent such option is, in connection the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or be replaced with a  comparable award by the successor corporation.  All outstanding options may be canceled by the Board of Directors as of the effective date of any Corporate Transaction.  After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each eligible person may have his Restricted Stock and shares earned under a Performance Stock Award appropriately adjusted based on the manner the stock was adjusted under the terms of the agreement of merger or consolidation.  The Committee will make similar adjustments, as appropriate, in outstanding SARs.

Amendment and Termination of the Plan

The Board of Directors at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, of if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable. Except as specifically provided otherwise, no such amendment, modification, or termination of the Plan shall affect adversely in any material way any award previously granted without the written consent of the person holding such award.

Federal Income Tax Consequences

Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards made under the Plan.

Exercise of Incentive Option and Subsequent Sale of Shares

A participant who is granted an Incentive Option does not realize taxable income at the time of the grant or at the time of exercise.  If the participant makes no disposition of shares acquired pursuant to the exercise of an Incentive Option before the later of two years from the date of grant or one year from such date of exercise (“statutory holding period”) any gain (or loss) realized on such disposition will be recognized as a long-term capital gain (or loss).  Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of the shares during the statutory holding period, that will be considered a disqualifying disposition.  Provided the amount realized in the disqualifying disposition exceeds the exercise price, the ordinary income a participant shall recognize in the year of a disqualifying disposition will be the lesser of (i) the excess of the amount realized over the exercise price or (ii) the excess of the fair market value of the shares at the time of the exercise over the exercise price; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is not considered wages and the Company is not required to withhold, or pay employment taxes, on such ordinary income.  Finally, in addition to the ordinary income described above, the participant shall recognize capital gain on the disqualifying disposition in the amount, if any, by which the amount realized in the disqualifying disposition exceeds the fair market value of the shares at the time of the exercise, and shall be long-term or short-term capital gain depending on the participant’s post-exercise holding period for such shares.

Special tax rules apply when all or a portion of the exercise price of an Incentive Option is paid by delivery of already owned shares, but generally it does not materially change the tax consequences described above.  However, the exercise of an Incentive Option with shares which are, or have been, subject to an Incentive Option, before such shares have satisfied the statutory holding period, generally will result in the disqualifying disposition of the shares surrendered.

Notwithstanding the favorable tax treatment of Incentive Options for regular tax purposes, as described above, for alternative minimum tax purposes, an Incentive Option is generally treated in the same manner as a nonqualified stock option. Accordingly, a participant must generally include as alternative minimum taxable income for the year in which an Incentive Option is exercised, the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares.  However, to the extent a participant disposes of such shares in the same calendar year as the exercise, only an amount equal to the optionee’s ordinary income for regular tax purposes with respect to such disqualifying disposition will be recognized for the optionee’s calculation of alternative minimum taxable income in such calendar year.

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Exercise of Nonqualified Stock Option and Subsequent Sale of Shares

A participant who is granted a nonqualified stock option does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.

Upon the subsequent disposition of shares acquired through the exercise of a nonqualified stock option, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post-exercise holding period for such shares. As a result of Section 409A of the Code, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock on the date of grant must have fixed exercise dates or meets another exception permitted by Section 409A to avoid early income recognition in the year of vesting.

Lapse of Restrictions on Restricted Stock and Subsequent Sale of Shares

A participant who has been granted an award of restricted stock does not realize taxable income at the time of the grant. When the restrictions lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.  The ordinary income recognized by the participant is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.  Upon the subsequent disposition of the formerly restricted shares, any gain (or loss) realized on such disposition will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s holding period for such shares after their restrictions lapse.

Under Section 83(b) of the Code, a participant who receives an award of restricted stock may elect to recognize ordinary income for the taxable year in which the restricted stock was received equal to the excess of the fair market value of the restricted stock on the date of the grant, determined without regard to the restrictions, over the amount (if any) paid for the restricted stock.  Any gain (or loss) recognized upon a subsequent disposition of the shares will be capital gain (or loss) and will be long-term or short-term depending on the post-grant holding period of such shares.  If, after making the election, a participant forfeits any shares of restricted stock, or sells restricted stock at a price below its fair market value on the date of grant, such participant is only entitled to a tax deduction with respect to the consideration (if any) paid for the restricted stock, not the amount elected to be included as income at the time of grant.

SARs, Performance Shares and Stock Awards

A participant who is granted a SAR does not realize taxable income at the time of the grant, but does recognize ordinary income at the time of exercise of the SAR in an amount equal to the excess of the fair market value of the shares (on the date of exercise) with respect to which the SAR is exercised, over the grant price of such shares; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by the such participant.

A participant who has been awarded a performance share or a stock award does not realize taxable income at the time of the grant, but does recognize ordinary income at the time the award is paid equal to the amount of cash (if any) paid and the fair market value of shares (if any) delivered; and the Company generally will be entitled to a deduction for the amount of ordinary income recognized by such participant.

The ordinary income recognized by a participant in connection with a SAR, performance share or a stock award is considered supplemental wages and the Company is required to withhold, and the Company and the participant are required to pay applicable employment taxes, on such ordinary income.

To the extent, if any, that shares are delivered to a participant in satisfaction of either the exercise of a SAR or the payment of a performance share or stock award, upon the subsequent disposition of such shares any gain (or loss) realized will be recognized as a long-term, or short-term, capital gain (or loss) depending on the participant’s post- delivery holding period for such shares.

RISK FACTORS

Important risk factors that could cause results or events to differ from current expectations are described below. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the operations, performance, development and results of the Company’s business.

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Risks Related to Our Business

We have a history of significant losses, expect future losses and cannot assure you that we will achieve profitability.

We have experienced net losses and negative cash flows from operating activities since inception and we expect such losses and negative cash flows to continue in the foreseeable future. As of December 31, 2012 and 2011, we had working capital deficit of $2,460,000, and working capital of $170,000, respectively, and stockholders’ deficit of $2,915,000 and $2,091,000, respectively. For the years ended December 31, 2012 and 2011, we incurred net losses of $4,814,000, and $3,379,000. As of December 31, 2012, we had an aggregate accumulated deficit of $56,012,000. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future.

We have a limited cash and liquidity position and may need to raise additional funds to fund operations.

As of December 31, 2012, we had cash and cash equivalent balances of $118,000, a working capital deficit of $2,460,000, total liabilities of $9,186,000 including notes payable, debt and capital leases in the aggregate amount of $6,328,000, of which $1,527,000 matures on or prior to December 31, 2013. Revenues generated from our operations are not presently sufficient to sustain our operations. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. We may be required to pursue sources of additional capital through various means, including debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition. Our ability to obtain needed financing may be impaired by such factors as the capital markets and our history of losses, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We have incurred significant indebtedness and a default of the terms of our significant debt obligations may subject us to the risk of foreclosure on certain of our assets.

As of December 31, 2012, we had current liabilities of $4,385,000 that included $1,527,000 of notes payable and current portion of long-term debt, $1,226,000 of accounts payable, $1,120,000 of accrued expenses, $20,000 deferred revenue and $492,000 of non-cash derivative liabilities. As of December 31, 2012, we had long-term debt outstanding in the amount of $3,168,000 on our unsecured Angus Capital Partners, a related party line of credit, bearing interest at a rate of 12% per annum and maturing December 30, 2015, and $1,384,000 owed on our debt agreement with Dakota Capital Fund, LLC, a $2.0 million, with an option for an additional $1,000,000 of funding, secured equipment credit facility, bearing interest at a rate of 18% per annum and maturing March 31, 2016.

Subsequent to December 31, 2012, the Company entered into a three-month unsecured credit facility with a financial institution, under which the lender, at its option, may advance up to $500,000 to the Company. The Company borrowed $100,000 under the facility, which was repaid on March 12, 2013. Additionally, on March 5, 2013, the Company issued a six month convertible secured promissory note in the original principal amount of $650,000 and original issue discount and prepaid interest of $141,500.

Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of the indebtedness. Our indebtedness, combined with other financial obligations and contractual commitments, could:

□	make it more difficult for us to satisfy our obligations with respect to the indebtedness and any failure to comply with the obligations under any of our debt instruments, including restrictive covenants, could result in events of default under the loan agreements and instruments governing the indebtedness;

□	require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other corporate purposes;

□	increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to competitors that have relatively less indebtedness;

□	limit our flexibility in planning for, or reacting to, changes in business and the industry in which we operate; and

□	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes.

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Some of our existing debt involves variable rate debt, thus exposing us to risk of fluctuations in interest rates. In addition, as of December 31, 2012, certain operating assets, and furniture are pledged as collateral on outstanding notes and capital leases. The occurrence of an event of default under any of our obligations might subject us to foreclosure by the lenders to the extent necessary to repay any amounts due. If a foreclosure were to occur on our assets, it would likely have a material adverse effect on our business, prospects, financial condition and results of operation.

We may incur significant additional indebtedness in the future. If we incur a substantial amount of additional indebtedness, the related risks that we face could become more significant. Additionally, the terms of any future debt that we may incur may impose requirements or restrictions that further affect our financial and operating flexibility or subject us to other events of default.

During 2012 and 2011, a majority of our revenue was generated from short-term agreements and we expect that these arrangements will continue for the foreseeable future.

For the year ended December 31, 2012 and 2011, the majority of our revenues resulted from short-term, terminable-at-will, arrangements. We had two customers that provided revenue in excess of 10% during 2012 and one customer that accounted for revenues in excess of 10% during 2011. We expect that for the foreseeable future a majority of our revenue will continue to be earned pursuant to short-term terminable-at-will, arrangements with our customers. There is no assurance that our customers will continue to conduct business with us in the future, the failure of which could have a material adverse effect on our business, prospects, financial condition and results of operation.

We may be adversely affected by our dependence on network infrastructure, telecommunications providers and other vendors.

We may experience problems with the installation, maintenance and pricing of our communications network, and delays in equipment delivery or loss of our equipment suppliers could impair the quality of our services and any growth. If our network infrastructure is disrupted, we may lose customers or incur additional liabilities. We may experience interruptions in service as a result of fire, natural disasters, power loss, or the accidental or intentional actions of service users, and others. Although we have implemented disaster recovery, security and service continuity protection measures, including the physical protection of our offices and equipment, we cannot guarantee that such measures are sufficient to avoid future interruptions of service or losses of data.

We may not be able to increase our customer base at the expected rate, which is dependent upon our growth strategies.

In order to become profitable and obtain consistent positive operating cash flow, we need to both retain existing customers and continue to add new customers. We may encounter difficulties, including but not limited to:

□	we may not retain customers for a variety of reasons, including competition from other providers, existing customers electing to develop their own services, and customers going out of business;

□	we may not succeed in adding customers if our sales and marketing plan is unsuccessful. As part of our growth strategy, we intend to also pursue selected acquisitions and strategic alliances;

□	we compete with other companies for acquisition opportunities and cannot make assurances that we will be able to successfully negotiate future acquisitions or strategic alliances;

□	we often use a combination of cash, debt, and common stock as consideration for our acquisitions, and future acquisition targets may not agree to accept the form(s) of consideration offered; and

□	we may not be able to acquire companies or their assets at prices that are consistent with our strategy.

While our current business plan is to expand primarily through organic growth, we plan to effect acquisitions of broadband coverage if and when necessary. Consummating acquisitions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of customers to access our network, our products and services may be perceived as not being secure and customers may curtail or stop using our services, and we may incur significant legal and financial exposure.

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Concerns about the security of information transmitted through the use of our services and the privacy of users may inhibit our growth. With respect to our enterprise customers, we rely upon our CryptoVueTM technology as well as an Internet protocol layer “2” device to provide secure transmissions of certain customer information and various firewall systems to protect our databases and computer systems. Security breaches at our enterprise customer installations could expose us to litigation and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party products or services that we rely upon or otherwise, and, as a result, an unauthorized party may obtain access to our data or data transferred over our network. Additionally, outside parties may attempt to fraudulently induce employees to disclose sensitive information in order to gain access to our enterprise customers’ data or data transferred over our network. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures, such as the CryptoVueTM technology, could be harmed and we could lose customers.

Interruption or failure of our networks, which in certain rural markets are often subject to severe weather such as hurricanes, lightning storms or tornados, could impair our ability to provide our services, which could damage our reputation and harm operating results.

We provide our services in remote areas of North America, including the Gulf coast, which are more prone to severe weather such as hurricanes, lightning storms and tornados. Any disruption in our services arising from these or other natural disasters or catastrophic events including wildfires and other fires, excessive rain, terrorist attacks and wars, could disrupt the continued operation of our networks and have a material adverse effect on our business, prospects, results of operation and financial condition.

Although we believe our insurance coverage is adequate to address the variety of potential liabilities we face, our insurance coverage is subject to deductibles and coverage limits. Upon an occurrence of a significant natural disaster, or manmade problems such as computer viruses, civil war, terrorism, blackout or disruptions to the economies of the United States and other countries, such coverage may not be adequate or continue to be available at commercially reasonable rates and terms. In the event of a major disaster affecting one or more of our sites, our operations could be significantly disrupted, delayed or prevented for the time required to transfer production, repair, rebuild or replace the affected site. This time frame could be lengthy, and result in significant expenses for repair and related costs.

We may not be able to successfully upgrade our existing network infrastructure.

If the number of customers using our network and the complexity of our services increase, we will require more infrastructure, network and customer service resources to maintain the quality of our services. We may experience quality deficiencies, cost overruns and delays in implementing network improvements and expansion, in maintenance and upgrade projects, including slower than anticipated technology migrations. If we do not implement necessary developments and network upgrades successfully, or if it experiences inefficiencies, operational failures, or unforeseen costs during implementation, we may lose customers or incur additional liabilities.

We compete with many companies that are larger and better capitalized than us, and we expect such competition to continue. An inability to overcome competition from alternative communication systems could adversely affect our results of operations.

We face competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The internet services market is extremely competitive in every segment including competing technologies such as VSAT and long-term evolution (marketed as 4G LTE). We may become subject to price competition for our services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from traditional and new telecommunications companies primarily consisting of cable modem, Internet, DSL, microwave, mobile and satellite data providers. For example, the performance and coverage area of our wireless systems are dependent on certain factors that are outside of our control, including features of the environment in which the systems are deployed, such as the amount of clutter (natural terrain features and man-made obstructions) and the radio frequency available. Depending on specific customer needs, these obstacles may make our technology less competitive in comparison with other technologies and make other technologies less expensive or more suitable. Our business may also compete in the future with products and services based on other wireless technologies and other technologies that have yet to be developed. If we are unable to make or keep our services competitively priced and attain a larger market share in the markets in which we compete, our levels of sales and our ability to achieve profitability may suffer.

To the extent we elect to enter into marketing or reseller agreements with third parties to expand our network, and our dependence on such relationships may adversely affect our business.

Our business strategy for increasing the size of our networks may depend on our ability to enter into marketing or reseller agreements with other companies, similar to our exclusive reseller agreements with Schlumberger Technology Corporation and Schlumberger Canada Limited entered into in 2009. Supporting diligence activities conducted by potential partners and negotiating the financial and other terms of these agreements are long and complex processes with uncertain results. Even if we are successful entering into one or more marketing or reseller agreements, such arrangements can involve greater uncertainty for us, as we may have limited or no control over certain aspects of the programs. We may determine that continuing the relationships under the terms provided is not in our best interest, and we may terminate the agreements. Similarly, these third parties could delay or terminate their agreements with us, further delaying the execution of our business plan.

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In addition, we could have disputes with our marketing and reselling partners, such as the interpretation of terms in our agreements. For example, we are currently involved in arbitration proceedings with Schlumberger Technology Corporation and Schlumberger Canada Limited, where we are pursuing a breach of contract claim relating to the minimum purchase requirements under the 2009 reseller agreements. This pending action, and any such future disagreements with our partners, could lead to delays in the execution of our business plan or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

The ongoing weakness in the global economic environment may have significant effects on our customers and suppliers that could result in material adverse effects on our business, prospects, financial condition and results of operations.

Notwithstanding the increased potential for economic recovery, the ongoing weakness in the global economic environment – which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide, significant decreases in consumer confidence and consumer and business spending, high rates of unemployment and concerns that the worldwide economy may continue to experience significant challenges – may materially adversely affect our customers’ access to capital or willingness to spend capital on our products, and/or their levels of cash liquidity with which to pay for our products. In addition, our suppliers’ access to capital and liquidity may continue to be affected, which may in turn adversely impact their ability to maintain inventories, production levels, and/or product quality, or cause them to raise prices or lower production levels, or result in their ceasing operation.

Future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

We have completed 15 acquisitions since 2004, and we plan to continue to engage in strategic acquisitions that further expand our wireless broadband footprint and coverage areas in key oil and gas markets. The structure of our acquisitions and investments involve numerous risks, including:

—	difficulties in integrating operations, technologies, services, accounting and personnel;

—	difficulties in supporting current customers of our acquired companies;

—	ability to maintain sufficient internal controls;

—	diversion of financial and management resources from existing operations;

—	if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which dilution could adversely affect the market price of our stock;

—	assumption of contingent liabilities;

—	recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results; and

—	inability to generate sufficient revenues to offset acquisition or investment costs.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could harm our operating results. It is also possible that at some point in the future we may decide to enter new markets, thus subjecting ourselves to new risks associated with those markets. If we fail to achieve the anticipated benefits of any acquisitions we may complete, our business, prospects, financial condition and results of operation may be impaired.

We may not be able to effectively manage our growth, which may harm our financial condition.

Our strategy envisions building and expanding our business in the oil and gas industry through organic growth and acquisition of broadband. While we anticipate that most of our growth will be through the deployment of the MBT’s in rural areas to transmit wireless data for oil and gas companies, we may determine that the acquisition of broadband coverage in existing and rural areas may be an attractive and strategic solution. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to:

—	expand our systems effectively or efficiently or in a timely manner;

—	optimally allocate our human resources; or

—	identify and hire qualified employees or retain valued employees.

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If we are unable to manage our growth and our operations, our business, prospects, financial condition and results of operation could be adversely affected.

Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our business. The loss of any of our executive officers or our inability to attract qualified board members could adversely impact our business. We may also experience difficulties in certain jurisdictions in our efforts to obtain suitably qualified staff and to retain staffs that are willing to work in that jurisdiction. We do not currently carry “key man” life insurance on, nor do we have employment agreements with, our executive officers.

Our success depends on the ability of our management and employees to successfully implement our business strategy. As we grow, we intend to hire additional personnel. Our future personnel may not continue their association or employment with us, and we may not be able to find replacement personnel with comparable skills. If we are unable to attract and retain key personnel, our business, prospects, financial condition and results of operation may be adversely affected.

Risks relating to our intellectual property

We depend upon our intellectual property and our failure to protect existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.

We seek to protect our intellectual property rights by relying on a combination of patent, trade secret, copyright and trademark laws. We also use confidentiality and other provisions in our agreements that restrict access to and disclosure of our confidential know-how and trade secrets.

We have been issued three patents and have two patent applications pending with the United States Patent and Trademark Office relating to our CryptoVueTM hardware and software utilized by our enterprise banking and healthcare customers. However, we cannot provide any assurances that these applications will ultimately result in issued patents or, if patents are issued or in the case of our issued patents, that they will provide sufficient protections for our technology against competitors. Outside of these issued patents and patent applications, we seek to protect our technology as trade secrets and technical know-how. However, trade secrets and technical know-how are difficult to maintain and do not provide the same legal protections provided by patents. In particular, only patents will allow us to prohibit others from using independently developed technology that is similar. If competitors develop knowledge substantially equivalent or superior to our trade secrets and technical know-how, or gain access to our knowledge through other means such as observation of our technology that embodies trade secrets at customer sites which we do not control, the value of our trade secrets and technical know-how would be diminished.

While we strive to maintain systems and procedures to protect the confidentiality and security of our trade secrets and technical know-how, these systems and procedures may fail to provide an adequate degree of protection. For example, although we generally enter into agreements with our employees, consultants, advisors, and strategic partners restricting the disclosure and use of trade secrets, technical know-how and confidential information, we cannot provide any assurance that these agreements will be sufficient to prevent unauthorized use or disclosure. In addition, some of the technology deployed at customer sites in the future, which we do not control, may be readily observable by third parties who are not under contractual obligations of non-disclosure, which may limit or compromise our ability to continue to protect such technology as a trade secret.

While we are not currently aware of any infringement or other violation of our intellectual property rights, monitoring and policing unauthorized use and disclosure of intellectual property is difficult. If we learned that a third party was in fact infringing or otherwise violating our intellectual property, we may need to enforce our intellectual property rights through litigation. Litigation relating to our intellectual property may not prove successful and might result in substantial costs and diversion of resources and management attention.

We may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit their ability to use certain technologies in the future.

We may face claims asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We have not conducted infringement, freedom to operate or landscape analyses, and as a result we cannot be certain that our technologies and processes do not violate the intellectual property rights of others. We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

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If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our current technology. In such cases, we might need to license a third party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to license our technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if any agreements provide that we will defend and indemnify our customer for claims against them relating to any alleged infringement of the intellectual property rights of third parties in connection with such customer’s use of our technologies, we may incur substantial costs defending and indemnifying any customer to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customers alleging that we have violated the intellectual property of others could have negative consequences for our business, prospects, financial condition and results of operation.

Risks Relating to Our Industry

We are subject to the volatility of the global oil and gas industry and our business is likely to fluctuate with the level of global activity for oil and natural gas exploration, development and production.

A substantial amount of our revenues are derived from services rendered to companies engaged in the oil and gas industry. Demand for our remote communication services and collaborative applications depends on our customers’ willingness to make operating and capital expenditures to explore, develop and produce oil and natural gas in the regions in which we operate or may operate. Our business will suffer if these expenditures decline. Our customers’ willingness to explore, develop and produce oil and natural gas depends largely upon prevailing market conditions that are influenced by numerous factors over which we have no control, including:

—	the supply and demand for oil and natural gas;

—	oil and natural gas prices and expectations about future prices;

—	the expected rate of decline in production;

;	the discovery rate of new oil and gas reserves

—	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to influence and maintain production levels and pricing;

—	the level of production in non-OPEC countries;

—	the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East and other crude oil and natural gas producing regions or further acts of terrorism in the United States, or elsewhere;

—	the impact of changing regulations and environmental and safety rules and policies, including changes to regulations, rules and policies, following oil spills and other pollution by the oil and gas industry, and legislative and regulatory interest to limit or further regulate drilling and hydraulic fracturing activities;

—	advances in exploration, development and production technology;

—	the global economic environment;

—	the political and legislative framework governing the activities of oil and natural gas companies; and

—	the price and availability of alternative fuels.

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The level of activity in the oil and natural gas exploration and production industry has historically been volatile and cyclical. Although we believe our customers will be dependent upon real-time voice and data communication services to optimize their oil and gas production and development in an environment with lower energy prices, a prolonged significant reduction in the price of oil and natural gas will likely affect oil and natural gas production levels and therefore affect demand for the communication services we provide. In addition, a prolonged significant reduction in the price of oil and natural gas could make it more difficult for us to collect outstanding account receivables from our customers. A material decline in oil and natural gas prices or oil and natural gas exploration, development or production activity levels could have an adverse effect on our business, prospects, results of operation and financial condition.

Oil and gas operations are subject to comprehensive regulation which may impact drilling operations, causing an adverse effect on us.

Oil and gas operations are subject to national and local laws and regulations relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to national and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Environmental standards imposed by national or local authorities may be changed and any such changes may have material adverse effects on our oil and gas industry customers. Accordingly, if changes in regulations cause current or potential oil and gas industry customers to curtail drilling operations, our business, prospects, financial condition and results of operation will be negatively impacted as a majority of our sales result from oil and gas industry customers.

Privacy concerns may prevent customers from using our services.

We and our customers are subject to laws and regulations protecting personal and other confidential information in connection with the exchange of such information by these customers using our services. At present, in the United States, interactive Internet-based service providers have substantial legal protection for the transmission of third-party content that is infringing, defamatory, pornographic or otherwise illegal. We cannot guarantee that a U.S. court would not conclude that we do not qualify for these protections as an interactive service provider. We do not and cannot screen all of the content generated, sent and received by users of our services or the recipients of messages delivered through our services. Additionally, a small portion of our customers use our services in Canada, in which case we would be subject to its laws and regulations relating to internet privacy. While Canadian Internet law continues to evolve, our services are currently largely unregulated. We cannot guarantee, however, that this regulatory environment will continue, and future legislation in Canada affecting Internet service providers could adversely impact our operations.

We utilize a combination of licensed and unlicensed spectrum, which is subject to intense competition, low barriers of entry and potential interference from multiple competing users.

We presently utilize unlicensed spectrum in connection with our broadband service offerings. While unlicensed spectrum is regulated by the FCC, it is available to multiple simultaneous users and may be subject to interference, which may reduce the quality of the service provided to subscribers. The availability of unlicensed spectrum is limited, and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum used by us currently or which we may in the future utilize. Accordingly, utilization of unlicensed spectrum could threaten our ability to reliably deliver services.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect our financial condition and results of operations.

Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects our business.

Certain wireless broadband services are subject to regulation by the FCC. At the federal level, the FCC has jurisdiction over wireless transmissions over the electromagnetic spectrum, all interstate and foreign telecommunications services, and many aspects of intrastate telecommunications. Wireless broadband services may become subject to greater state or federal regulation in the future. We cannot predict the impact, if any, that any future legal or regulatory changes or developments may have on our business, prospects, financial condition and results of operation. Changes in the legal or regulatory environment relating to the Internet access industry, including changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies, cable operators or others, could have a material adverse effect on its business, financial condition and results of operations.

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Much of the law related to the liability of Internet service providers remains unsettled. For example, many jurisdictions have adopted laws related to unsolicited commercial email or “spam” in the last several years. Other legal issues, such as the sharing of copyrighted information, transborder data flow, universal service, and liability for software viruses could become subjects of additional legislation and legal development. We cannot predict the impact of these changes on them. Regulatory changes could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is continually evolving. Our services may become obsolete, and may not be able to offer or develop competitive services on a timely basis or at all.

The broadband Internet and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on technological development, such as:

—	competition from service providers using more traditional and commercially proven means to deliver similar or alternative services to our targeted markets;

—	competition from better capitalized service providers using more efficient, less expensive technologies, including services not yet invented or developed to our targeted markets;

—	our inability to develop a spectrum portfolio, if necessary, and offer advanced data services in a timely and cost efficient manner; and

—	responding successfully to advances in competing technologies in a timely and cost-effective manner.

As the services offered by the companies and their competitors develop, our customers may not accept our services as a commercially viable alternative to other means of delivering broadband or wireless broadband services. As a result, our services may become obsolete, and we may be unable to develop competitive services on a timely basis, or at all.

If the wireless broadband market does not evolve as we anticipate, our business may be adversely affected.

If we fail to properly assess and address the broadband wireless market or if our services fail to achieve market acceptance for any reason, our business, prospects, financial condition and results of operation would be materially adversely affected. Since the market for our products is still evolving, it is difficult to assess the competitive environment or the size of the market that may develop. In addition, technologies, customer requirements and industry standards may change rapidly. If we cannot improve or augment our services and products as rapidly as existing technologies, customer requirements and industry standards evolve, our products or services could become obsolete. The introduction of new or technologically superior products by competitors could also make our services less competitive or obsolete. As a result of any of these factors, our position in existing markets or potential markets could be eroded.

Risks Related to Our Securities

There is currently a limited market for our shares of common stock, and any trading market that exists in our shares may be highly illiquid and may not reflect the underlying value of our net assets or business prospects.

Trading in our common stock continues to be conducted on the electronic bulletin board in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

The terms of our Series A Preferred Stock include super-majority voting provision.

Each share of our Series A Preferred Stock votes on the basis of 100 votes for each share of common stock into which the Series A Preferred Stock is convertible. This provision may limit us in raising additional capital, competing effectively, or taking advantage of new business opportunities.

Because certain of our stockholders control a significant number of shares of our voting capital stock, they have effective control over actions requiring stockholder approval.

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As of December 31, 2012, Dr. H. Dean Cubley, our Chief Executive Officer and Chairman, had voting control over 96.4% of our outstanding shares of Series A Preferred Stock, or 97.3% of the total voting power. As a result, Dr. Cubley has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, Mr. Cubley has the ability to control the management and affairs of our company. Accordingly, any investors who purchase shares will be minority shareholders and as such will have little to no say in the direction of us and the election of directors. Additionally, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The market price of our common stock is very volatile and the value of your investment may be subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the closing price of our stock fluctuated between $.57 per share and $2.95 per share during the year ended December 31, 2012. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, which are beyond our control, including:

—	current economic conditions in the oil and gas industry;

—	technological innovations or new commercial products and services by us or our competitors;

—	intellectual property disputes;

—	additions or departures of key personnel;

—	sales of our common stock;

—	our ability to integrate operations, products and services;

—	our ability to execute our business plan;

—	operating results below expectations;

—	loss of any strategic relationship;

—	industry developments;

—	general economic and other external factors;

—	changes in governmental regulations; and

—	period-to-period fluctuations in our financial results.

In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

Our stock is traded over the counter on the OTCBB, and is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to our business or operating performance. Moreover, trading is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ or a stock exchange like the NYSE Euronext. There is no guarantee that we will obtain a listing on a national stock exchange, and accordingly, shareholders may have difficulty reselling any of their shares of common stock.

A significant number of shares of common stock may be issued during the next 12 months. The issuance of these shares will have a dilutive effect on our common stock and may lower our stock price.

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We have reserved for issuance the following shares of common stock as of December 31, 2012:

—	8,426,982 shares of common stock are issuable upon conversion of Series A Preferred Stock; and

—	432,159 shares of common stock are eligible to be issued pursuant to our 2013 and 2012 stock option plans that went effective in 2012; and 134 shares of common stock pursuant to our 2011 stock option plan.

—	680,198 shares of common stock are issuable upon conversion of a principal amount of $687,000 of outstanding Bonds, having a weighted average conversion price of $1.01 per share.

—	1,364,655 shares of common stock are issuable upon conversion of a principal amount of $791,500 of outstanding convertible promissory note, having a weighted average conversion price of $.58 per share.

—	400,000 shares of common stock are issuable upon entering into a promissory note due to conversion of origination fees of $260,000 having a weighted average conversion price of $.65 per share.

—	148,406 five-year warrants to purchase common stock, having a weighted average conversion price of $.80 per share.

Further, we may issue shares to reduce our debt obligations. Accordingly, the issuance of these shares will have a dilutive effect from both a net tangible book value per share basis and from a number of shares of common stock outstanding basis. This overhang could have a depressive effect on our common stock price.

Our revenue and operating results may fluctuate significantly from quarter to quarter, and fluctuations in operating results could cause our stock price to decline.

Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, operating results may be below the expectations of investors, and the price of our common stock may decline. Factors that could cause quarterly fluctuations include:

—	the ability to raise the necessary capital to implement our strategic plan;

—	the ability to keep current customers and secure new customers;

—	the ability to acquire existing rural wireless broadband networks throughout North America and the ability to secure customers in the rural regions in which we acquire these wireless broadband networks; and

—	the ability to secure new regional banking network customers for both the construction and design of new broadband networks and for the maintenance and monitoring of these broadband networks.

Accordingly, the failure to obtain significant future revenue, lower than expected revenue in the future, increased losses in the future, and decreased working capital could adversely affect our stock price and liquidity.

If our common stock remains subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5,000,000 or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC's "penny stock" rules. If our common stock remains subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

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As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. In addition, our Series A Preferred Stock limits our ability to pay dividends upon any shares of common stock unless we declare and pay a dividend upon the then outstanding shares of Series A Preferred Stock in the same amount per share of Series A Preferred Stock as would be declared payable upon the number of shares of common stock into which each share of Series A Preferred Stock could then be converted to holders of our Series A Preferred Stock. If we do not pay dividends, our common stock may be less valuable because a return on an investor's investment will only occur if our stock price appreciates. Investors in our common stock should not rely on an investment in us if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Nevada law and our corporate charter contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our Articles of Incorporation, as amended, may have the effect of delaying or preventing a change of control or changes in our management. For example, our Board of Directors have the authority to issue up to 25,000,000 shares of preferred stock in one or more series (of which 8,426,982 shares of Series A Preferred Stock have been issued as of December 31, 2012) and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

Additionally, our Articles of Incorporation, as amended, and Bylaws, as applicable, provide that (i) our board of directors with the ability to alter our Bylaws without stockholder approval, (ii) a director may be removed only for cause and by the affirmative vote of the holders of 60% of the combined voting power; (iii) that vacancies on our board of directors resulting from death, resignation (except where such resignation is to take place at a future time), disqualification, or removal may be filled by a majority of directors in office, although less than a quorum, and (iv) provide for a staggered board, in which the board members are divided into three classes to serve for a period of three years from the date of their respective appointment or election. Our Series A Preferred Stock Designation also provides that each share Series A Preferred Stock entitles the holder to 100 votes on all matters submitted to a vote of the shareholders of the Company. The Designation further provides that the Series A Preferred Stock will have a preference as to dividends and liquidation. Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to finance future acquisitions to decline and may impair our ability to raise capital in the future.

Our common stock is traded on the OTCBB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered "thinly-traded," meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions, as well as shares that may be issued to finance future acquisitions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

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If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management's attention and harm our business.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

SELLING STOCKHOLDERS

This reoffer prospectus relates to the shares of our common stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this reoffer prospectus.

As of the date hereof, there are no selling stockholders, but the selling stockholders in the future could be our current and future officers and directors (or any of their respective assigns) who may acquire in the future shares of our common stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of any shares of our common stock covered by this reoffer prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this reoffer prospectus. The address for each of the selling stockholders listed below is c/o ERF Wireless, Inc., 2911 South Shore Blvd. Suite 100, League City, Texas 77573.

The following table sets forth (i) the number of shares of our common stock beneficially owned by each potential selling stockholder at March 15, 2013, (ii) the number of shares currently offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of March 31, 2013), and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering, based on the shares issued and outstanding at March 15, 2013.

Name	Number of Shares of Common Stock Beneficially Owned at March 31, 2013	Number of Shares to be Offered for Resale	Number of Shares of Common Stock After Completion of Offering		Percentage of Class to be Owned After Completion of the Offering
Officers and Directors
Dr. H. Dean Cubley	16,437	--	16,437		96.4%
Richard R. Royall	8,845	--	8,845	*
R. Greg Smith	57,057	--	57,057	*
Dr. Bartus H. Batson	10,586	--	10,586	*
N. Thomas Wiedebush	29,222	--	29,222	*
Manny M. Carter	–	--	–		--
All Executive Officers and Directors as a group (6 persons)	122,147	--	122,147		96.4%

5% or more shareholders
STJV Trust	7,220	--	7,220		77.5%
Carson Family Trust	674	--	674		5.3%
Systom Trust	647	--	647		5.3%
Pauline Trust	1,084	--	1,084		5.0%

____________________

 * Less than one percent

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PRINCIPAL STOCKHOLDERS

As of March 15, 2013, 7,688,262 shares of common stock were outstanding and 8,426,982 shares of Series A Preferred Stock were outstanding. The following table sets forth, as of such date, information with respect to shares beneficially owned by:

—	each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

—	each of our directors; and

—	each of our named executive officers; and all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person's actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of the individuals and entities listed is 2911 South Shore Blvd., Suite 100, League City, Texas 77573.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)			SHARES OF SERIES A PREFERRED STOCK BENEFICIALLY OWNED			TOTAL PERCENTAGE OF VOTING POWER (2)

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER		%	NUMBER		%	NUMBER		%

Officers and Directors
Dr. H. Dean Cubley	16,437	(3)	*	8,199,692	(4)	97.30%	819,985,676	(5)	96.4%
Richard R. Royall	8,845		*	-		-	8,845		*
R. Greg Smith	57,057	(6)	0.74%	-		-	57,057		*
Dr Bartus H. Batson	10,586		*	-		-	10,586		*
N. Thomas Wiedebush	29,222		*	-		-	29,222		*
Manny M. Carter	-		*	-		-	-		*
All Executives Officers and Directors as a group	122,147		1.59%	8,199,692		97.3%	820,091,386		96.4%
(6 persons)
5% or more shareholders
STJV Trust	7,220		*	6,478,852		76.88%	647,892,428	(7)	77.5%
Carson Family Trust	674		*	458,068		5.44%	45,807,474	(8)	5.3%
Systom Trust	647		*	458,006		5.43%	45,801,224	(9)	5.3%
Pauline Trust	1,084		*	429,331		5.09%	42,934,184	(10)	5.0%

* Less than 1%

(1)	This column does not include the shares of common stock issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock converts into one share of common stock.

(2)	This column includes the Series A Preferred Stock right to 100 votes on all matters in which the common stockholders and preferred stockholders vote together. For purposes of calculating the percentage of total voting power, we assumed voting of 8,426,982 shares of Series A (842,698,200 votes) plus 7,688,262 shares of common stock outstanding as of March 15, 2013

(3)	Consists of (i) 4,621 shares of common stock held by Dr. Cubley individually, (ii) 7,220 shares of common stock held by the STJV Trust, (iii) 1,084 shares of common stock held by the Pauline Trust, (iv) 674 shares of common stock held by the Carson Family Trust, (v) 1,121 shares of common stock held by the Leopard Family Trust, (vi) 1,070 shares of common stock held by the Jauquine Trust, and (vii) 647 shares held by the Systom Trust. Dr. Cubley serves as trustee of the STJV Trust, Pauline Trust, Carson Trust, Leopard Family Trust, Jauquine Trust, and Systom Trust (collectively the “Family Trusts”), and has voting and investment control over the shares of common stock held by the Family Trusts. As a result may be deemed to have beneficial ownership over the shares of common stock held by the Family Trusts. Dr. Cubley disclaims beneficial ownership over the shares of common stock held by the Family Trusts, except to the extent of his pecuniary interest therein.

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(4)	Consists of (i) 6,478,852 shares of Series A Preferred Stock held by the STJV Trust, (ii) 429,331 shares of Series A Preferred Stock held by the Pauline Trust, (iii) 458,068 shares of Series A Preferred Stock held by the Carson Trust, (iv) 266,304 shares of Series A Preferred Stock held by the Leopard Family Trust, (v) 109,131 shares of Series A Preferred Stock held by the Jauquine Trust, and (vi) 458,006 shares of Series A Preferred Stock held by the Systom Trust. Dr. Cubley serves as trustee of the Family Trusts, and has voting and investment control over the shares of Series A Preferred Stock held by the Family Trusts. As a result, Dr. Cubley may be deemed to have beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts. Dr. Cubley disclaims beneficial ownership over the shares of Series A Preferred Stock held by the Family Trusts, except to the extent of his pecuniary interest therein.

(5)	Consists of (i) 4,621 shares of common stock held by Dr. Cubley individually, (ii) an aggregate of 11,816 shares of common stock held by the Family Trusts, and (iii) an aggregate of 8,199,692 shares of Series A Preferred Stock held by the Family Trusts (having an equivalent number of votes equal to 819,985,676 on all matters submitted to the shareholders of the Company).

(6)	Shares reported as beneficially owned by Mr. Smith are held by Lariat Financial, Inc. Mr. Smith has sole voting and investment power of the shares held by Lariat Financial, Inc.

(7)	Consists of (i) 7,220 shares of common stock and (ii) an aggregate of 6,478,852 shares of Series A Preferred Stock (having an equivalent number of votes equal to 647,892,428 on all matters submitted to the shareholders of the Company).

(8)	Consists of (i) 674 shares of common stock and (ii) an aggregate of 458,068 shares of Series A Preferred Stock (having an equivalent number of votes equal to 45,807,474 on all matters submitted to the shareholders of the Company).

(9)	Consists of (i) 647 shares of common stock and (ii) an aggregate of 458,006 shares of Series A Preferred Stock (having an equivalent number of votes equal to 45,801,224 on all matters submitted to the shareholders of the Company).

(10)	Consists of (i) 1,084 shares of common stock and (ii) an aggregate of 429,331 shares of Series A Preferred Stock (having an equivalent number of votes equal to 42,934,184 on all matters submitted to the shareholders of the Company).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company has delivered with this reoffer prospectus, the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 29, 2013. The Company hereby incorporates by reference into this reoffer prospectus the documents listed below which have been filed with the Commission:

a)	The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 29, 2013.

In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this reoffer prospectus, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this reoffer prospectus. Each document or report incorporated into this reoffer prospectus by reference shall be deemed to be a part of this reoffer prospectus from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this reoffer prospectus or by any subsequently furnished appendix to this reoffer prospectus.

The Company will provide, without charge upon oral or written request, to each person to whom this reoffer prospectus is delivered, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and a copy of its most recent annual reports to stockholders and all other reports, proxy statements and other communications distributed to the Company’s security holders generally. Requests for such documents or for additional information regarding the Plan or its administrators should by directed to the Company, 2911 South Shore Blvd. Suite 100, League City, Texas 77573, attention: Dr. H. Dean Cubley.

No person has been authorized to give any information or to make any representation not contained in this reoffer prospectus in connection with any offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this reoffer prospectus nor any transaction effected hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. This reoffer prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PART II

INFORMATION REQUIRED IN REOFFER PROSPECTUS

Item 3.          Incorporation of Documents by Reference

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed March 29, 2013;

(2)	The description of the Company's common stock contained in the Company's Form 10-SB filed September 27, 1999 (File No. 000-27467; Accession Number 0000890566-99-001311), including any amendment or report filed for the purpose of updating such description; and

(3)	All documents that we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this reoffer prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

All documents filed by the registrant after the date of filing this reoffer prospectus forms a part of, and prior to the effectiveness of such Registration Statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this reoffer prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this reoffer prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed part of this reoffer prospectus except as so modified or superseded.

We will provide without charge to each person to whom a copy of this reoffer prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to ERF Wireless, Inc., 2911 South Shore Blvd., Suite 100, League City, Texas 77573, Attention: Clareen O’Quinn.

You should rely only on the information incorporated by reference or provided in this reoffer prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this reoffer prospectus is accurate as of any date other than the date on the front page of those documents.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

The validity of the shares being offered by this Registration Statement has been passed upon for us by Brewer & Pritchard, P.C.

Item 6.          Indemnification of Officers and Directors.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.          Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options granted or to be granted pursuant to the Plan. The options are non-transferable and the underlying shares will be issued in transactions not involving a public offering. Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Securities Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

Item 8.          Exhibits.

The following exhibits are filed with this registration statement.

Number	Description

4.1	Registrant’s 2013-A Stock Option Plan.*

5.1	Opinion of Brewer & Pritchard, PC*

23.1	Consent of Brewer & Pritchard, PC (contained in Exhibit 5.1)*

23.2	Consent of LBB & Associates Ltd., LLP *

*	Filed herewith.

Item 9.          Undertakings.

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas, on May 13, 2013.

ERF WIRELESS, INC.

By:	/S/ Dr. H. Dean Cubley
Dr. H. Dean Cubley
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Dr. H. Dean Cubley	Chairman of the Board of Directors	May 13, 2013
Dr. H. Dean Cubley	Principal Executive Officer, and Director

/S/ Richard R. Royall	Director, Chief Financial Officer,	May 13, 2013
Richard R. Royall	Principal Financial Officer and Principal Accounting Officer

/S/ R. Greg Smith	Director	May 13, 2013
R. Greg Smith

/S/ Dr. Bartus H. Batson	Director	May 13, 2013
Dr. Bartus H. Batson

/S/ N. Thomas Wiedebush	Director	May 13, 2013
N. Thomas Wiedebush

/S/ Manny M. Carter	Director	May 13, 2013
Manny M. Carter

/S/ J. Bruce Lancaster	Director	May 13, 2013
J. Bruce Lancaster

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